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                                                                  Exhibit (a)(3)
                      [PINNACLE SYSTEMS, INC. LETTERHEAD]

FROM:    Mark L. Sanders, President and Chief Executive Officer
SUBJECT: OFFER TO EXCHANGE STOCK OPTIONS
DATE:    November 16, 2001

        IMPORTANT NEWS -- Please read immediately and take action before 9:00 p.m. PACIFIC STANDARD TIME on DECEMBER 17, 2001!

     The Board of Directors of Pinnacle Systems, Inc. ("Pinnacle," also referenced herein as "us," "we" and "our") has adopted resolutions offering to all eligible employees who hold stock options under the Pinnacle Systems, Inc. 1996 Stock Option Plan, as amended, (the "1996 Plan") and the Pinnacle Systems, Inc. 1996 Supplemental Stock Option Plan, as amended (the "1996 Supplemental Plan") the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our common stock on June 19, 2002. Pinnacle is making the offer upon the terms and conditions described in (i) the Offer to Exchange Certain Outstanding Options for New Options; (ii) this Memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9:00 p.m. Pacific Standard Time on December 17, 2001.

     If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, less any exercised shares. The New Option will be granted under the terms of our 1996 Plan or the 1996 Supplemental Plan, depending on the plan pursuant to which your Old Options were granted. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

1. All Old Options cancelled pursuant to this program will be exchanged for New Options.

2. Each New Option will have a per share exercise price equal to the fair market value of Pinnacle's common stock on the day we grant the New Option, expected to be June 19, 2002, which value is defined as the closing price of Pinnacle's common stock on the Nasdaq National Market on the date of grant of the New Option. This price may be higher, or lower, or the same as the exercise price of the Old Option.

     THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The vesting start date for each New Option will be the date that the New Options are granted. The New Options will, subject to your continued employment with Pinnacle on the date the New Options are granted, vest according to the following schedule:

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     .    1/3 of the shares subject to the New Option will vest immediately on the date that the New Option is granted; and

     . the remainder of the shares subject to the New Option will vest monthly over the twenty-four (24) months following the date that the New Options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the New Options are granted, even if the Old Options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, you will not be able to purchase common stock pursuant to your New Options as early as you would have been able to purchase common stock under your Old Options, had you not tendered your Old Options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The New Option grant is made six (6) months and one (1) day after the cancellation.

     . The New Option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the New Option (which is 1/3rd of 3,600).

     . The New Option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the New Option for each of the following 24 months, at which time the New Option will be 100% vested.

4. If your employment with us terminates voluntarily OR involuntarily prior to June 19, 2002, you will not receive a New Option.

5. All other rules of the 1996 Plan or the 1996 Supplemental Plan, as applicable, will apply.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. Option grants held by eligible employees are eligible for consideration for the New Option if (a) if they were issued under the 1996 Plan or the 1996 Supplemental Plan, AND (b) your election for exchange is received by 9:00 p.m. Pacific Standard Time on December 17, 2001 or, if we have extended the offer, by the new expiration date and time of the offer. Employees are eligible to participate in this option exchange if they live or work in the United States, France, Germany, Japan or the United Kingdom; however, directors and officers are not eligible and may not participate in the exchange offer.

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2.   Any of your outstanding, unexercised eligible options may be tendered for exchange and cancelled pursuant to the offer. If you elect to tender any options within a stock option grant for exchange, the option grant must be tendered in its entirety and the entire grant will be cancelled.

3. If you decide to tender an option, all options issued to you since May 16, 2001 (within the prior six months of the commencement of the offer) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on June 19, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

4. Individuals canceling an Old Option pursuant to this program will not be eligible for additional stock option grants until after June 19, 2002. In lieu thereof, we may issue additional Promises To Grant Stock Option(s).

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment terminates (for any reason) and you do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7.   All rights to cancelled grants will be irrevocably forfeited.

     THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. UNLESS OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT, YOUR EMPLOYMENT WITH PINNACLE REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR PINNACLE, WITH OR WITHOUT CAUSE OR NOTICE.

     All eligible option holders who wish to participate in this option exchange must complete a Pinnacle Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Melanie Sherk at (650) 930-1606 by December 17, 2001, no later than 9:00 p.m. Pacific Standard Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

     Pinnacle intends send via e-mail or regular mail a confirmation of receipt to you within two (2) business days of receiving your Election Form. For those who require receipt of confirmation by regular mail (and who indicate this requirement on the Election Form), Pinnacle will send via regular mail confirmation of receipt within two (2) business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; any Old Options that you tender will not be cancelled until December 18, 2001, which is the first business day following the expiration of the Offer to Exchange (as defined below). If you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

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     IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. PACIFIC STANDARD TIME ON
DECEMBER 17, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

     Attached to this Memorandum is a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options (generally referred to as the "Offer to Exchange"), explaining the exchange program in greater detail. The information contained in (i) the Offer to Exchange; (ii) this Memorandum;
(iii) the Election Form; and (iv) the Notice to Withdraw from the Offer; together constitute the entire offer and we strongly urge you to read these documents carefully and to consult your own advisors before deciding whether to participate or not.